Exhibit 99.1

AITX’s RAD-R Set to Launch RADCam Pre-Orders in Mid-September, Pioneering the Next Evolution in Residential Security

Innovative Talking Camera Integrates AI-Powered Communication, Setting New Standards for Home Security Solutions

Detroit, Michigan, August 21, 2024 – Robotic Assistance Devices Residential, Inc. (RAD-R), a subsidiary of Artificial Intelligence Technology Solutions, Inc. (the “Company”) (OTCPK:AITX), a global leader in AI-driven security and productivity solutions, today announced that online pre-orders for its highly anticipated RADCam™ will begin in mid-September. Developed by RAD-R, this advanced residential and small business security solution is poised to redefine market standards, offering a significant leap forward in home security technology and potentially outpacing legacy competitors.

The Company has opted to open pre-orders in response to overwhelming interest and inquiries from potential customers eager to secure the RADCam ahead of its official release. By launching pre-orders in mid-September, RAD-R aims to place this innovative security solution into customers’ hands in time for the holiday shopping season, positioning RADCam as a must-have gift for tech-savvy homeowners and small business owners.

“We’re absolutely thrilled to bring RADCam to the B2C and SMB markets,” said Steve Reinharz, CEO/CTO of AITX and RAD-R. “This is an incredible step forward for us, and we’re confident that RADCam will revolutionize home and small business security. The overwhelming interest we’ve received speaks volumes about the demand for a truly innovative security solution like RADCam. We can’t wait to see how it empowers our customers and sets a new standard in the industry.”

Details including pricing, availability, and links to the online stores where RADCam can be pre-ordered will be released soon. The Company plans to provide further information in the coming weeks, ensuring that interested customers have everything they need to secure their RADCam during the pre-order period.

Reinharz concluded, “We anticipate that RADCam’s pre-orders and subscription fees could make a meaningful contribution to AITX’s Q3 of FY 2025, further strengthening our recurring revenue stream. The combination of cutting-edge technology and a subscription model ensures that our customers receive continuous value, while also supporting the Company’s growth and profitability.

About Artificial Intelligence Technology Solutions (AITX)

AITX is an innovator in the delivery of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges and fuel new business ideas. Through its next-generation robotic product offerings, AITX’s RAD, RAD-M, RAD-R, and RAD-G companies help organizations streamline operations, increase ROI, and strengthen business. AITX technology improves the simplicity and economics of patrolling and guard services and allows experienced personnel to focus on more strategic tasks. Customers augment the capabilities of existing staff and gain higher levels of situational awareness, all at drastically reduced cost. AITX solutions are well suited for use in multiple industries such as enterprises, government, transportation, critical infrastructure, education, and healthcare. To learn more, visit www.aitx.ai, www.radsecurity.com, www.stevereinharz.com, www.radgroup.ai, www.raddog.ai, and www.radlightmyway.com, or follow Steve Reinharz on Twitter @SteveReinharz.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

The information contained in this publication does not constitute an offer to sell or solicit an offer to buy securities of Artificial Intelligence Technology Solutions, Inc. (the “Company”). This publication contains forward-looking statements, which are not guarantees of future performance and may involve subjective judgment and analysis. As such, there are no assurances that the Company will meet its expectations with respect to its future sales volume, becoming cash flow positive, ARR or RMR. The information provided herein is believed to be accurate and reliable, however the Company makes no representations or warranties, expressed or implied, as to its accuracy or completeness. The Company has no obligation to provide the recipient with additional updated information. No information in this publication should be interpreted as any indication whatsoever of the Company’s future revenues, results of operations, or stock price.

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Steve Reinharz
949-636-7060
@SteveReinharz